EXHIBIT 10.27

DESCRIPTION OF GENVEC, INC. 2005 ANNUAL BONUS CRITERIA
AND 2004 ANNUAL BONUSES TO EXECUTIVE OFFICERS

As reported in the Registrant’s Definitive Proxy Statement, dated April 27, 2004, under the caption, “Compensation Committee Report,” all employees, including named executive officers, are eligible for annual bonuses. The bonus for all employees and executive officers, except for the President and Chief Executive Officer, is based on the achievement of pre-determined (i) individual goals and (ii) corporate goals. Each year, a maximum bonus pool is set aside for possible distribution as bonuses in the first quarter of the next fiscal year.

2005 annual bonuses will be determined by the achievement of both individual goals and corporate goals, each of which will be given 50% weight in determining the annual bonus. Based upon individual performance and accomplishments, the Compensation Committee will award discretionary bonuses that fall within ranges established by the Compensation Committee at the start of the year. Such ranges are based on a range of percentages of employee’s salary, with those with higher salary grades being eligible for a higher percentage of their salary to be paid as a bonus. Individual goals are established for each employee subsequently evaluated in each individual’s performance review. Corporate goals for 2005 relate to financing activities, progress in product development programs, the establishment of new strategic alliances, and other business development initiatives. Certain of these goals carry a higher weighting than others. The bonus for the President and Chief Executive Officer is determined exclusively by satisfaction of the corporate goals.

The Compensation Committee has approved bonuses for 2004 and awarded the following bonus payments in the first quarter of 2005 to the Company’s named executive officers:

Name and Prinicpal Position	2004 Bonus Payment

Paul H. Fischer, Ph.D.	$64,014
CEO and President

Jeffrey W. Church	$28,659
CFO, Treasurer and Corporate Secretary

E. Michael Egan	$29,391
Senior Vice President, Commercial Development

C. Richter King, Ph.D.	$37,318
Senior Vice President, Research